Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2011

Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
PRESS RELEASE	441-278-9255 fax
NASDAQ Symbol ACGL
For Immediate Release	CONTACT:
John C.R. Hele
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2011 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 25, 2011 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2011 third quarter was $162.5 million, or $1.19 per share, compared to $141.6 million, or $0.92 per share, for the 2010 third quarter. The Company also reported after-tax operating income available to common shareholders of $107.4 million, or $0.78 per share, for the 2011 third quarter, compared to $130.7 million, or $0.85 per share, for the 2010 third quarter. All earnings per share amounts discussed in this release are on a diluted basis. All information in this release has been adjusted to reflect the three-for-one share split effected in May 2011.

The Company’s book value per common share was $31.20 at September 30, 2011, a 0.6% increase from $31.00 per share at June 30, 2011 and a 4.0% increase from $29.99 per share at December 31, 2010. The Company’s after-tax operating income available to common shareholders represented a 10.4% annualized return on average common equity for the 2011 third quarter, compared to 12.3% for the 2010 third quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s 2011 third quarter results included losses for current year catastrophic events of $59.6 million, net of reinsurance and reinstatement premiums, compared to $24.2 million in the 2010 third quarter. The 2011 third quarter amounts included $45.5 million for catastrophic events that occurred in the quarter, primarily related to Hurricane Irene and the Denmark floods, and $14.1 million related to net increases in loss estimates on catastrophic events that occurred in the first six months of 2011. The Company’s preliminary estimates for these events are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers or retrocessionaires fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2011	2010	2011	2010

Gross premiums written	$860,289	$831,788	$2,736,794	$2,602,575
Net premiums written	691,381	636,117	2,162,202	2,028,129
Net premiums earned	682,049	627,409	1,958,623	1,920,337
Underwriting income (loss)	38,890	60,486	(22,392)	146,648

Combined ratio	94.3%	90.4%	101.1%	92.4%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2011	2010	2011	2010

After-tax operating income available to common shareholders	$107,409	$130,672	$176,746	$361,585
Net realized gains, net of tax	28,458	68,611	94,842	175,233
Net impairment losses recognized in earnings, net of tax	(2,739)	(2,075)	(7,103)	(8,091)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(30,549)	9,708	5,097	38,410
Net foreign exchange gains (losses), net of tax	59,948	(65,346)	4,121	21,956
Net income available to common shareholders	$162,527	$141,570	$273,703	$589,093

Diluted per common share results:
After-tax operating income available to common shareholders	$0.78	$0.85	$1.28	$2.26
Net realized gains, net of tax	0.21	0.45	0.68	1.09
Net impairment losses recognized in earnings, net of tax	(0.02)	(0.01)	(0.05)	(0.05)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(0.22)	0.06	0.04	0.24
Net foreign exchange gains (losses), net of tax	0.44	(0.43)	0.03	0.14
Net income available to common shareholders	$1.19	$0.92	$1.98	$3.68

Weighted average common shares and common share equivalents outstanding — diluted	137,140,929	153,546,027	138,542,558	159,951,594

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2011 third quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 62.2% and an underwriting expense ratio of 32.1%, compared to a loss ratio of 57.3% and an underwriting expense ratio of 33.1% for the 2010 third quarter.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the

Company through September 30, 2011. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+.” The average effective duration of the investment portfolio was 3.17 years at September 30, 2011, compared to 2.87 years at June 30, 2011 and 2.83 years at December 31, 2010. Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately (0.23)% for the 2011 third quarter, compared to 3.61% for the 2010 third quarter. Excluding the effects of foreign exchange, total return was 0.38% for the 2011 third quarter, compared to 2.94% for the 2010 third quarter. Total return for the 2011 third quarter reflected significantly wider credit spreads, strengthening of the U.S. Dollar and weak equity and commodity market returns during the period which more than offset the positive returns in the U.S. Treasury market.

Net investment income for the 2011 third quarter was $82.8 million, or $0.60 per share, compared to $90.8 million, or $0.59 per share, for the 2010 third quarter. The comparability of net investment income between the periods was influenced by the Company’s share repurchase program described below. The pre-tax investment income yield was 2.83% for the 2011 third quarter, compared to 3.27% for the 2010 third quarter. The lower yields in the 2011 third quarter primarily reflect the effects of lower prevailing interest rates available in the market.

The Company uses the equity method on certain investments (which primarily invest in fixed maturity securities) due to the ownership structure of these investment funds (e.g., limited partnership), where it does not have a controlling interest and is not the primary beneficiary. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Such investments are generally recorded on a one month lag with some investments recorded on a three month lag based on the availability of reports from the investment funds. Certain of these funds employ leverage to achieve a higher rate of return on their assets under management. While leverage presents opportunities for increasing the total return of such investments, it may increase losses as well.

The Company recorded $30.5 million of equity in net losses related to investment funds accounted for using the equity method in the 2011 third quarter, compared to $9.7 million of equity in net income for the 2010 third quarter. Losses in the 2011 third quarter were primarily related to investments in two funds that employ leverage in their investment strategy, one of which that invests in a portfolio of loans and another public-private investment fund (“PPIF”) that invests in high quality U.S. residential and commercial mortgages. Negative returns for both investment funds in the 2011 third quarter reflect the weak economic data in August 2011 and were magnified by the use of leverage.

Consolidated cash flow provided by operating activities for the 2011 third quarter was $309.9 million, compared to $267.4 million for the 2010 third quarter. The higher level of operating cash flows in the 2011 third quarter resulted, in part, from increased premium receipts which more than offset a higher level of paid losses.

For the nine months ended September 30, 2011, the Company’s effective tax rates on income before income taxes and pre-tax operating income were a benefit of 1.5% and 3.3%, respectively, compared to an expense of 1.8% and 2.0%, respectively, for the nine months ended September 30, 2010. The reduction in the annual effective tax rate for the nine months ended September 30, 2011 did not have a material impact on the Company’s 2011 third quarter per share results. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rate, if any. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $7.3 million of federal excise taxes for the nine months ended September 30, 2011, compared to $8.7 million for the 2010 period. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

Net foreign exchange gains for the 2011 third quarter were $60.0 million (net unrealized gains of $62.8 million and net realized losses of $2.8 million), compared to net foreign exchange losses for the 2010 third quarter of $65.2 million (net unrealized losses of $66.1 million and net realized gains of $0.9 million). Net foreign exchange gains for the nine months ended September 30, 2011 were $4.8 million (net unrealized gains of $7.1 million and net realized losses of $2.3 million), compared to net foreign exchange gains for the nine months ended September 30, 2010 of $22.1 million (net unrealized gains of $21.0 million and net realized gains of $1.1 million). The 2011 third quarter net foreign exchange gains primarily resulted from the strengthening of the U.S. Dollar against the Euro, British Pound Sterling and other major foreign currencies during the period.

During the 2011 third quarter, the Company repurchased 0.7 million common shares for an aggregate purchase price of $20.8 million under its share repurchase program. Since the inception of the share repurchase program through September 30, 2011, ACGL has repurchased 104.8 million common shares for an aggregate purchase price of $2.56 billion. At September 30, 2011, $942.0 million of repurchases were available under the share repurchase program.

At September 30, 2011, the Company’s capital of $4.87 billion consisted of $300.0 million of senior notes, representing 6.2% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.7% of the total, and common shareholders’ equity of $4.15 billion, representing the balance. At December 31, 2010, the Company’s capital of $4.91 billion consisted of $300.0 million of senior notes, representing 6.1% of the total, $100.0 million of revolving credit agreement borrowings, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.6% of the total, and common shareholders’ equity of $4.19 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Wednesday, October 26, 2011. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on October 26 at 2:00 p.m. Eastern Time until November 2, 2011 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 36761386), and international callers should dial 617-801-6888 (passcode 36761386).

Please refer to the Company’s Financial Supplement dated September 30, 2011, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.87 billion in capital at September 30, 2011, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2011;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•                        the impact of the continued weakness of the U.S. and other key economies, projected budget deficits for the U.S. and other governments and the consequences associated with possible additional downgrades of securities of the U.S. and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	September 30,	December 31,
(U.S. dollars in thousands, except share data)	2011	2010

Calculation of book value per common share:
Total shareholders’ equity	$4,474,371	$4,513,003
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,149,371	$4,188,003
Common shares outstanding, net of treasury shares (1)	133,005,465	139,632,225
Book value per common share	$31.20	$29.99

(1)     Excludes the effects of 10,348,686 and 12,251,568 stock options and 274,823 and 519,534 restricted stock units outstanding at September 30, 2011 and December 31, 2010, respectively.

Share Repurchase Activity

	Three Months Ended		Nine Months Ended		Cumulative
(U.S. dollars in thousands,	September 30,		September 30,		September 30,
except share data)	2011	2010	2011	2010	2011

Effect of share repurchases:
Aggregate cost of shares repurchased	$20,833	$53,398	$287,558	$503,724	$2,558,030
Shares repurchased	655,772	2,043,195	9,600,116	20,565,615	104,758,118
Average price per share repurchased	$31.77	$26.13	$29.95	$24.49	$24.42
Estimated net accretive impact on diluted earnings per share (1)	$0.25	$0.23	$0.31	$0.55
Estimated net accretive impact on ending book value per common share (2)					$2.99

(1)     The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) after-tax operating income per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

(2)     As the cumulative average price per share of shares repurchased through September 30, 2011 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share.

Investment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2011	2010	2011	2010

Components of net investment income:
Fixed maturities	$82,686	$94,209	$252,250	$286,051
Equity securities	1,796	120	5,187	410
Short-term investments	430	473	1,613	958
Other (1)	4,264	1,174	17,625	2,296
Gross investment income	89,176	95,976	276,675	289,715
Investment expense	(6,423)	(5,208)	(18,944)	(15,438)
Net investment income	$82,753	$90,768	$257,731	$274,277

Per share	$0.60	$0.59	$1.86	$1.71

Investment income yield, at amortized cost (2):
Pre-tax	2.83%	3.27%	2.98%	3.37%
After-tax	2.66%	3.16%	2.83%	3.26%

Total return (3):
Including effects of foreign exchange	(0.23)%	3.61%	2.97%	7.08%
Excluding effects of foreign exchange	0.38%	2.94%	3.11%	7.31%

Cash flow from operations	$309,924	$267,424	$756,471	$657,561

(1)     Includes interest on term loan investments (included in “investments accounted for using the fair value option”), dividends on investment funds and other items.

(2)     Investment income yield calculations exclude the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)     Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

	September 30,	December 31,
(U.S. dollars in thousands)	2011	2010

Investable assets:
Fixed maturities available for sale, at fair value	$9,529,834	$8,957,859
Fixed maturities, at fair value (1)	122,866	124,969
Fixed maturities pledged under securities lending agreements, at fair value (2)	72,399	75,575
Total fixed maturities	9,725,099	9,158,403
Short-term investments available for sale, at fair value	799,662	915,841
Cash	369,895	362,740
Equity securities available for sale, at fair value	273,213	310,194
Equity securities, at fair value (1)	100,719	94,204
Other investments available for sale, at fair value	229,974	275,538
Other investments, at fair value (1)	95,796	—
TALF investments, at fair value (3)	392,455	402,449
Investments accounted for using the equity method (4)	383,543	508,334
Securities sold but not yet purchased (5)	(46,526)	(41,143)
Securities transactions entered into but not settled at the balance sheet date	(94,403)	(144,047)
Total investable assets	$12,229,427	$11,842,513

Investment portfolio statistics (2):
Average effective duration (in years)	3.17	2.83
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	3.09%	3.52%

(1)     Represents securities which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such securities are recorded in net realized gains or losses.

(2)     This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)     The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(4)     Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investments funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(5)     Represents the Company’s obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company’s balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2011	2010	2011	2010

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$373,682	$310,172	$1,013,752	$938,231
Change in unpaid losses and loss adjustment expenses	50,302	49,021	335,734	212,158
Total losses and loss adjustment expenses	$423,984	$359,193	$1,349,486	$1,150,389

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(490)	$(8,193)	$(23,056)	$(5,375)
Reinsurance	(57,739)	(29,059)	(151,137)	(94,242)
Total	$(58,229)	$(37,252)	$(174,193)	$(99,617)

Impact on losses and loss adjustment expenses:
Insurance	$(5,265)	$(9,251)	$(28,102)	$(13,307)
Reinsurance	(58,317)	(29,327)	(152,515)	(94,884)
Total	$(63,582)	$(38,578)	$(180,617)	$(108,191)

Impact on acquisition expenses:
Insurance	$4,775	$1,058	$5,046	$7,932
Reinsurance	578	268	1,378	642
Total	$5,353	$1,326	$6,424	$8,574

Impact on combined ratio:
Insurance	(0.1)%	(2.0)%	(1.8)%	(0.4)%
Reinsurance	(23.7)%	(13.5)%	(21.5)%	(14.0)%
Total	(8.5)%	(5.9)%	(8.9)%	(5.2)%

Impact on loss ratio:
Insurance	(1.2)%	(2.2)%	(2.2)%	(1.1)%
Reinsurance	(23.9)%	(13.6)%	(21.7)%	(14.1)%
Total	(9.3)%	(6.1)%	(9.2)%	(5.6)%

Impact on acquisition expense ratio:
Insurance	1.1%	0.2%	0.4%	0.7%
Reinsurance	0.2%	0.1%	0.2%	0.1%
Total	0.8%	0.2%	0.3%	0.4%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$6,997	$2,513	$80,910	$29,812
Reinsurance	52,609	21,644	252,406	59,441
Total	$59,606	$24,157	$333,316	$89,253

Impact on loss ratio:
Insurance	1.6%	0.6%	6.4%	2.4%
Reinsurance	21.6%	10.0%	35.9%	8.8%
Total	8.7%	3.9%	17.0%	4.6%

(1)     Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company’s 2011 third quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2011 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2011	2010	% Change

Gross premiums written	$634,280	$624,490	1.6
Net premiums written	472,986	431,361	9.6
Net premiums earned	437,970	411,881	6.3
Underwriting income (loss)	(5,818)	2,947	n/m

			% Point
			Change
Underwriting Ratios
Loss ratio	66.4%	64.4%	2.0
Acquisition expense ratio	17.4%	16.1%	1.3
Other operating expense ratio	17.6%	18.7%	(1.1)
Combined ratio	101.4%	99.2%	2.2

Catastrophic activity and prior year development:
Current accident year catastrophic events	1.6%	0.6%	1.0
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.1)%	(2.0)%	1.9
Combined ratio excluding such items	99.9%	100.6%	(0.7)

Gross premiums written by the insurance segment in the 2011 third quarter were 1.6% higher than in the 2010 third quarter, while net premiums written were 9.6% higher than in the 2010 third quarter, reflecting increases in property, energy, marine and aviation business as well as in program and executive assurance business. The increase in property, energy, marine and aviation business reflected growth in U.S. property business resulting from new accounts and a higher retention rate on existing accounts along with growth in global property and energy lines written by the insurance segment’s European operations. Such amounts were partially offset by a reduction in commercial aviation business which followed a strategic decision to exit the business in early 2010. The increase in program business resulted from growth on existing programs while the higher level of executive assurance business resulted, in part, from growth in middle market business written by the insurance segment. Such amounts were partially offset by a decrease in professional liability business which was due to market conditions. Net premiums earned by the insurance segment in the 2011 third quarter were 6.3% higher than in the 2010 third quarter, and reflect changes in net premiums written over the previous five quarters.

The 2011 third quarter loss ratio reflected 1.6 points of current year catastrophic event activity, with 3.8 points of losses related to Hurricane Irene combined with reductions in catastrophic events from the first six months of 2011, compared to 0.6 points in the 2010 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 1.2 points in the 2011 third quarter, compared to 2.2 points in the 2010 third quarter. The estimated net favorable development in the 2011 third quarter primarily resulted from better than expected claims emergence in property and other short-tail lines.

The underwriting expense ratio was 35.0% in the 2011 third quarter, compared to 34.8% in the 2010 third quarter. The acquisition expense ratio was 17.4% in the 2011 third quarter, compared to 16.1% in the 2010 third quarter. The 2011 third quarter acquisition expense ratio included an increase of 1.1 points of commission expense related to the estimated net favorable development in prior year loss reserves, compared to a 0.2 point increase in the 2010 third quarter.  The operating expense ratio was 17.6% in the 2011 third quarter, compared to 18.7% in the 2010 third quarter. The lower 2011 third quarter operating expense ratio primarily resulted from the higher level of net premiums earned in the period.

Reinsurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2011	2010	% Change

Gross premiums written	$227,837	$208,770	9.1
Net premiums written	218,395	204,756	6.7
Net premiums earned	244,079	215,528	13.2
Underwriting income	44,708	57,539	(22.3)

			% Point
			Change
Underwriting Ratios
Loss ratio	54.6%	43.5%	11.1
Acquisition expense ratio	17.8%	20.4%	(2.6)
Other operating expense ratio	9.3%	9.4%	(0.1)
Combined ratio	81.7%	73.3%	8.4

Catastrophic activity and prior year development:
Current accident year catastrophic events	21.6%	10.0%	11.6
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(23.7)%	(13.5)%	(10.2)
Combined ratio excluding such items	83.8%	76.8%	7.0

Gross premiums written by the reinsurance segment in the 2011 third quarter were 9.1% higher than in the 2010 third quarter, while net premiums written were 6.7% higher than in the 2010 third quarter, reflecting increases in property catastrophe and other specialty lines. The growth in premiums written in the property catastrophe line in the 2011 third quarter reflected share increases, new business and higher premiums on in force contracts due to market conditions along with $5.7 million of adjustment premiums on an expiring treaty. The higher level of other specialty business primarily resulted from new business written beginning in 2011. Premiums written in marine and aviation, casualty and property other than property catastrophe lines were lower than in the 2010 third quarter, reflecting non-renewals and share reductions based on market conditions. Net premiums earned in the 2011 third quarter were 13.2% higher than in the 2010 third quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2011 third quarter loss ratio reflected 21.6 points of current year catastrophic activity, with roughly half of the losses due to 2011 third quarter events, including Hurricane Irene and the Denmark floods, and half related to catastrophic events from the first six months of 2011.  The 2010 third quarter ratio included 10.0 points of catastrophic activity, primarily related to the Darfield New Zealand earthquake event. In addition, the 2011 third quarter loss ratio reflected two facultative losses in the period which contributed 4.9 points to the loss ratio. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 23.9 points in the 2011 third quarter, compared to 13.6 points in the 2010 third quarter. The estimated net favorable development in the 2011 third quarter primarily resulted from better than expected claims emergence in property and other short-tail reserves and in casualty reserves from earlier underwriting years.

The underwriting expense ratio was 27.1% in the 2011 third quarter, compared to 29.8% in the 2010 third quarter. The acquisition expense ratio for the 2011 third quarter was 17.8%, compared to 20.4% for the 2010 third quarter. The 2011 third quarter acquisition expense ratio benefited from 1.8 points of contingent commission income related to a contract written in 2004. In addition, the comparison of the 2011 third quarter and 2010 third quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The operating expense ratio was 9.3% in the 2011 third quarter, compared to 9.4% in the 2010 third quarter.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Net premiums written	$691,381	$636,117	$2,162,202	$2,028,129
Change in unearned premiums	(9,332)	(8,708)	(203,579)	(107,792)
Net premiums earned	682,049	627,409	1,958,623	1,920,337
Net investment income	82,753	90,768	257,731	274,277
Net realized gains	30,199	68,828	96,104	178,724

Other-than-temporary impairment losses	(5,180)	(2,679)	(10,406)	(9,732)
Less investment impairments recognized in other comprehensive income, before taxes	2,441	604	3,303	1,641
Net impairment losses recognized in earnings	(2,739)	(2,075)	(7,103)	(8,091)

Fee income	848	874	2,447	2,551
Equity in net income (loss) of investment funds accounted for using the equity method	(30,549)	9,708	5,097	38,410
Other income	2,432	1,840	2,734	12,346
Total revenues	764,993	797,352	2,315,633	2,418,554

Expenses
Losses and loss adjustment expenses	423,984	359,193	1,349,486	1,150,389
Acquisition expenses	120,205	111,279	339,598	336,378
Other operating expenses	105,998	103,121	318,981	311,460
Interest expense	8,125	7,371	23,604	22,547
Net foreign exchange losses (gains)	(60,040)	65,157	(4,753)	(22,069)
Total expenses	598,272	646,121	2,026,916	1,798,705

Income before income taxes	166,721	151,231	288,717	619,849

Income tax (benefit) expense	(2,267)	3,200	(4,369)	11,373

Net income	168,988	148,031	293,086	608,476

Preferred dividends	6,461	6,461	19,383	19,383

Net income available to common shareholders	$162,527	$141,570	$273,703	$589,093

Net income per common share
Basic	$1.24	$0.96	$2.07	$3.85
Diluted	$1.19	$0.92	$1.98	$3.68

Weighted average common shares and common share equivalents outstanding
Basic	131,560,851	146,993,373	132,090,354	152,979,948
Diluted	137,140,929	153,546,027	138,542,558	159,951,594

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30,	December 31,
	2011	2010
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,304,357 and $8,771,988)	$9,529,834	$8,957,859
Short-term investments available for sale, at fair value (amortized cost: $807,872 and $913,488)	799,662	915,841
Investment of funds received under securities lending, at fair value (amortized cost: $44,695 and $69,682)	44,553	69,660
Equity securities available for sale, at fair value (cost: $300,335 and $292,958)	273,213	310,194
Other investments available for sale, at fair value (cost: $226,089 and $252,590)	229,974	275,538
Investments accounted for using the fair value option	319,381	219,173
TALF investments, at fair value (amortized cost: $376,889 and $389,200)	392,455	402,449
Investments accounted for using the equity method	383,543	508,334
Total investments	11,972,615	11,659,048

Cash	369,895	362,740
Accrued investment income	71,264	74,837
Investment in joint venture (cost: $100,000)	107,642	105,698
Fixed maturities and short-term investments pledged under securities lending, at fair value	72,399	75,575
Securities purchased under agreements to resell using funds received under securities lending	20,032	—
Premiums receivable	606,963	503,434
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,840,191	1,763,985
Prepaid reinsurance premiums	267,846	263,448
Deferred acquisition costs, net	306,810	277,861
Receivable for securities sold	1,067,188	56,145
Other assets	727,183	669,164
Total Assets	$17,430,028	$15,811,935

Liabilities
Reserve for losses and loss adjustment expenses	$8,523,522	$8,098,454
Unearned premiums	1,578,419	1,370,075
Reinsurance balances payable	123,815	132,452
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at fair value (par: $314,371 and $326,219)	314,137	325,770
Securities lending payable	74,696	78,021
Payable for securities purchased	1,161,591	200,192
Other liabilities	779,477	693,968
Total Liabilities	$12,955,657	$11,298,932

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares - Series A and B	325,000	325,000
Common shares ($0.0033 par, shares issued: 163,267,317 and 160,073,616)	544	534
Additional paid-in capital	150,882	110,325
Retained earnings	4,696,256	4,422,553
Accumulated other comprehensive income, net of deferred income tax	146,576	204,503
Common shares held in treasury, at cost (shares: 30,261,852 and 20,441,391)	(844,887)	(549,912)
Total Shareholders’ Equity	4,474,371	4,513,003
Total Liabilities and Shareholders’ Equity	$17,430,028	$15,811,935